Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Heyu Leisure Holidays Corporation.

We consent to the inclusion in the foregoing form S-1/A (Amendment No. 4; Registration No. 333-201986 ), of Heyu Leisure Holidays Corporation (the “Company”) of our report dated March 26, 2015, relating to our audits of the Balance Sheets of Heyu Leisure Holidays Corporation. (the “Company”) as of December 31, 2014 and 2013, and the related statement of operations, stockholders' deficit and cash flows for the years then ended.

We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ Anton and Chia, LLP

Newport Beach, California

February 11, 2016